Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synovus Financial Corp.:

We consent to the use of our reports dated March 1, 2013, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries (The Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, incorporated herein by reference.

(signed) KPMG LLP

Atlanta, Georgia

April 30, 2013